Exhibit 99.1

 UNITED STATES DISTRICT COURT

 SOUTHERN DISTRICT OF NEW YORK
 ________________________________________
                                         )
 ASARCO INCORPORATED,                    )
                                         )
                          Plaintiff,     )    Civil No.
                                         )
           v.                            )    COMPLAINT
                                         )
 PHELPS DODGE CORPORATION,               )
                                         )
                          Defendant.     )
 ________________________________________)

           Plaintiff, Asarco Incorporated ("Asarco"), by its attorneys, brings this action against the named defendant for a declaratory judgment, preliminary and permanent injunctive relief, and damages under the federal antitrust laws and applicable tort law. Plaintiff, upon knowledge as to itself and its own acts, and upon information and belief as to all other matters, alleges as follows:

                             JURISDICTION AND VENUE

           1. This action is brought pursuant to the Declaratory Judgment Act, 28 U.S.C. section 2201, for a declaration that defendant's proposed takeover of plaintiff and plaintiff's merger partner, Cyprus Amax Minerals Company ("Cyprus"), would violate the federal antitrust laws. Plaintiff also seeks to prevent and restrain violations by defendant of Section 7 of the Clayton Act, 15 U.S.C. section 18, to recover its attorneys fees and costs pursuant to Section 16 of the Clayton Act, 15 U.S.C. section 26, and seeks damages and injunctive relief due to defendant's tortious conduct.

           2.   This Court has jurisdiction over this action pursuant to
 Section 16 of the Clayton Act, 15 U.S.C. section 26, and Sections 1331 and 1337 of the Judicial Code, 28 U.S.C. sections 1331, 1337. This Court has supplemental jurisdiction over plaintiff's tort claims pursuant to Section 1367 of the Judicial Code, 28 U.S.C. section 1367.

           3. Defendant Phelps Dodge Corporation ("Phelps Dodge") is found in and transacts business in this District. It is engaged in commerce and is within the jurisdiction of this Court for purposes of service of process.

           4. Venue is proper in this District pursuant to Section 12 of the Clayton Act, 15 U.S.C. section 22, and Section 1391 of the Judicial Code, 28 U.S.C. section 1391.

                     THE PARTIES AND OTHER RELEVANT ENTITIES

                                     Asarco

           5. Plaintiff Asarco is a corporation organized and existing under the laws of New Jersey with its principal executive offices located at 180 Maiden Lane, New York, New York. Asarco is one of the largest producers of copper in the United States and in the world, and also produces specialty chemicals and aggregates. Asarco's copper business includes integrated mining, smelting, and refining operations primarily in the United States and also, through a majority-owned subsidiary, in Peru.

           6. Asarco is a publicly-held corporation whose common stock is listed and traded on the New York Stock Exchange.

           7. In its fiscal year ending December 31, 1998, Asarco and its various subsidiaries had total sales of products and services of $2,233,068,000, and total assets of $4,023,809,000.

                                  Phelps Dodge

           8. Defendant Phelps Dodge is a corporation organized and existing under the laws of New York with its principal executive offices located at 2600 N. Central Avenue, Phoenix, Arizona. Phelps Dodge is the largest copper producer in the United States and one of the largest such producers in the world, and also has other mining interests. Phelps Dodge is a leading manufacturer of electrical wire and cable. It also produces carbon black. Phelps Dodge's copper business includes integrated mining, smelting, and refining operations primarily in the United States and also in Peru and Chile.

           9. Phelps Dodge is a publicly-held corporation whose common stock is listed and traded on the New York Stock Exchange.

           10.  In its fiscal year ending December 31, 1998, Phelps
 Dodge and its various subsidiaries had total sales and operating revenues of $3,063,400,000, and total assets of $5,036,500,000.

                                     Cyprus

           11. Cyprus is a corporation organized and existing under the laws of Delaware with its principal executive offices located at 9100 East Mineral Circle, Englewood, Colorado. Cyprus is one of the largest producers of copper in the United States and in the world, and is also engaged in the exploration for and extraction, processing, and marketing of other mineral resources. Cyprus's copper business includes integrated mining, smelting, and refining operations primarily in the United States and also in Peru and Chile.

           12. Cyprus is a publicly-held corporation whose common stock is listed and traded on the New York Stock Exchange.

           13. In its fiscal year ending December 31, 1998, Cyprus and its various subsidiaries had total revenue of $2,566,000,000, and total assets of $5,341,000,000.

                             NATURE OF THE COMPLAINT

           14. Asarco is bringing this lawsuit to stop an unlawful attempt by Phelps Dodge, the largest copper producer in the United States and one of the largest private-sector copper producers in the world, to break up a merger of two of its competitors -- Asarco and Cyprus. The Asarco-Cyprus merger, which the boards of directors of the two companies have unanimously endorsed, would create a company with larger and more efficient annual copper production, and larger ore reserves, than Phelps Dodge.

           15. Seeking to avoid competing in the marketplace with such a new rival, Phelps Dodge has taken a series of significant actions since the merger announcement designed to prevent the formation of the new company. Most notably, Phelps Dodge has launched hostile takeover bids for both Asarco and Cyprus. In the course of doing so, however, Phelps Dodge has represented to Asarco's and Cyprus's shareholders that it will withdraw its offers for their common stock if they vote to approve the Asarco-Cyprus merger. This shareholder vote is scheduled for September 30, 1999. Critically important, even though Phelps Dodge began its unlawful endeavor on August 10, 1999, and publicly announced its hostile takeover attempt on August 27, 1999, it did not seek government approval for the giant corporation that would result from the combination of all three companies until September 10, 1999. The apparent purpose of this delay was to ensure that the initial 30-day period for government review of Phelps Dodge's application would not expire until after the September 30 shareholder vote on the Asarco-Cyprus merger, and thus to avoid the very real potential of a governmental "second request" for additional information, which would create substantial delay and uncertainty. In addition, Phelps Dodge has filed meritless lawsuits against Asarco and Cyprus executives, and made misleading public statements regarding the value of the Asarco-Cyprus merger, the terms of the merger, and alleged mismanagement of the assets of Asarco and Cyprus by their respective management teams. These actions reveal that Phelps Dodge's apparent purpose is to prevent Asarco and Cyprus from consummating their merger and creating a strong competitor in the copper industry.

           16. Phelps Dodge's proposed takeover of Asarco and Cyprus would violate the antitrust laws by creating the largest copper company in the world, with more than 50% of western world mining capacity and more than 80% of U.S. mining capacity. In prior litigated cases, courts have held that mergers of copper companies resulting in much smaller market shares were unlawful. The transaction is also likely to raise prices to U.S. customers for copper rod by creating a single firm with nearly 80% of U.S. copper rod capacity available for sale. The antitrust issue is especially serious because Phelps Dodge is a major producer of copper wire; thus, the proposed transaction would render other producers of copper wire dependent on a competitor for an essential input to their operations.

           17. Phelps Dodge's proposed combination with Asarco and Cyprus raises serious antitrust issues, and its tortious conduct in pursuing that combination has already damaged Asarco and poses an ongoing, unlawful threat to the Asarco-Cyprus merger.

                               THE COPPER INDUSTRY

           18. The primary copper industry comprises three basic levels of operation: the mining and milling of copper ores to produce copper concentrates; the smelting of copper concentrates to produce copper anode and blister; and the electrolytic or fire refining of copper anode and blister to produce primary copper cathode. Large integrated copper companies -- such as Asarco, Cyprus, and Phelps Dodge -- operate at all three of these levels. A newer process, known as "solvent extraction electrowinning" ("SX-EW") involves the use of acid solvents on ore to leach copper in solution from the ore; copper is then recovered from the leachate by chemical and electrolytic processes. The end product of the SX-EW process is copper cathode that is functionally identical to the copper cathode produced by the more traditional milling, smelting, and refining process.

                                 Copper Cathode

           19. Copper cathode is customarily sold in the United States on an as-delivered basis (i.e., the refiner/seller delivers the copper to the buyer), at a premium over the price for refined copper established by the Commodities Exchange ("COMEX"). The premium reflects the freight costs incurred by the refiner to deliver the cathode, the fact that payment generally is not due until some time (such as 30 days) after shipping, and market forces.

           20. In times of limited supply, buyers also purchase copper cathode from independent merchants who maintain product in warehouses. Merchants charge buyers the COMEX price plus a premium. The premium reflects the cost incurred by the merchant to store the copper, a substantial fee for removing the copper from the warehouse, and a fee associated with loading the copper for transport. The premiums added to the commodities price by merchants can be significantly higher than the premiums added by refiners.

           21. The courts have historically viewed the relevant geographic market for copper cathode, for antitrust purposes, as the United States. See, e.g.,United States v. Amax, 402 F. Supp. 956 (D. Conn. 1975).

           22. Because of their geographical proximity to the United States, Mexican and Canadian producers of refined copper generally do not face the same significant ocean freight costs as do South American producers and others. In addition, as a result of the North American Free Trade Agreement (NAFTA), Mexican and Canadian producers also do not have to pay duties on their United States copper sales. Imports from Chile, the major exporter of refined copper to the United States, by contrast, are assessed a tax equal to one percent of the value of the product.

           23.  The fact that certain countries outside of North
 America (notably Chile) produce copper cathode and export it to the United States provides some support for considering the relevant geographic market to be broader than the U.S. or NAFTA countries. If one were to accept the relevance of such a broader market, it should be limited to western world countries, to reflect, among other things, the fact that copper produced in Russia, China, and other non-western countries typically does not meet the specifications of COMEX or the London Metal Exchange ("LME"). See Consolidated Gold Fields PLC v. Minorco S.A., 871 F.2d 252, 261 (2d Cir.) (excluding eastern bloc countries from gold market), cert. denied, 492 U.S. 939 (1989). In addition, there is a substantial basis for excluding government-owned producers from the market because they often act in response to political and other non-economic concerns, rather than traditional market forces.

                                   Copper Rod

           24. All major integrated copper companies that produce primary copper cathode from mine-produced copper also manufacture and sell continuous cast copper rod. Continuous cast copper rod is manufactured by melting copper cathode, usually in a shaft furnace, and casting the copper into large continuous coils of rod. Manufacturers sell continuous cast rod principally to wire and telecommunications companies, which fabricate it into electrical wire and cable.

           25. Like copper cathode, continuous cast rod is customarily sold in the United States on an as-delivered basis at the COMEX price plus a premium. In addition to the factors reflected in the cathode premium, the rod premium reflects the costs involved in manufacturing rod from cathode. As a result, the premium for rod is customarily higher than the premium for cathode.

           26. The relevant geographic market, for antitrust purposes, for continuous cast copper rod is in all likelihood no broader than North America. Copper rod oxidizes when exposed to air, and is relatively fragile compared to other refined copper products. If the surface of the copper rod is damaged in shipment or becomes oxidized from exposure to air, it is not suitable for making copper wire. Because of these limitations, copper rod generally is not transported long distances by ship. Indeed, to Asarco's knowledge, there are no non-trivial imports of copper rod into the United States except from Canada and Mexico.

                            THE ASARCO-CYPRUS MERGER

           27. On May 7, 1999, Asarco and Cyprus began discussions regarding a potential strategic combination of the two companies.

           28. On May 18, 1999, Asarco and Cyprus entered into a confidentiality agreement. The two companies met the following day to discuss transaction structures and potential management and board composition for the combined company. They agreed at that time to begin conducting due diligence investigations and to prepare documentation for a merger-of-equals transaction.

           29.  On July 14-15, 1999, representatives of Asarco and
 Cyprus and their respective legal advisors finalized the merger agreement. After receiving approval from their respective boards of directors, Asarco and Cyprus executed the merger agreement and issued a joint press release following the close of trading on the New York Stock Exchange on July 15, 1999.
           30. In order to protect the merger agreement during the period necessary for regulatory and shareholder approval, the merger agreement incorporated customary exclusivity provisions by which the two companies and their directors, officers, employees and representatives pledged, during the pendency of the proposed Asarco-Cyprus merger, to refrain from soliciting or encouraging any takeover proposal or separately negotiating with or entertaining independent inquiries from third parties.

           31. The merger agreement is a valid, complete, and binding agreement insofar as it obligates both parties to refrain from consideration of other offers pending a shareholder vote on the Asarco-Cyprus merger scheduled for September 30, 1999. This agreement is a reasonable attempt to ensure that the shareholders of both Asarco and Cyprus have the final determination on whether the Asarco-Cyprus merger should be completed. Indeed, the agreement:

             o assures both partners to the merger that the proposed Asarco-Cyprus merger which under applicable law is not a "sale" of either company would not trigger an auction for either company's assets;

             o secures the best available deal strategically and financially for the shareholders of both companies; and

             o  increases the likelihood that the Asarco-
                Cyprus merger would be accomplished without expensive litigation or proxy battles.

           32. The existence of the merger agreement was known to Phelps Dodge management from the first day on which existence of the agreement was made public.

           33. The merger will create the largest publicly-traded copper company in the world, which will be named Asarco Cyprus Incorporated ("Asarco Cyprus"). Under the terms of the transaction, Cyprus shareholders will receive 0.765 shares of Asarco Cyprus common stock for each share of Cyprus common stock they own and Asarco shareholders will receive one share of Asarco Cyprus common stock for each share of Asarco common stock they own. Asarco and Cyprus anticipate that approximately 109 million shares of Asarco Cyprus common stock will be issued to current stockholders of Asarco and Cyprus in the merger. Former Asarco stockholders will own approximately 39.8 (36.5%) million shares and former Cyprus stockholders will own approximately 69.2 (63.5%) million shares of Asarco Cyprus stock. As soon as possible after final shareholder approval of the merger, Asarco and Cyprus also intend to make a special payment of $5 per share to the stockholders of Asarco Cyprus.

           34. As of the date of this Complaint, the United States Department of Justice has allowed the waiting period for review of the Asarco and Cyprus merger under the Hart-Scott-Rodino Act to expire. Accordingly, only the approval of the Asarco and Cyprus shareholders is required to consummate the merger. The boards of directors of Asarco and Cyprus have recommended that their respective shareholders vote in favor of the merger at special shareholder meetings scheduled for September 30, 1999.
           35. In sum, Asarco Cyprus would be a potent competitor for Phelps Dodge, currently the largest U.S. producer of copper. Asarco Cyprus would surpass Phelps Dodge in the following respects:

             o Asarco Cyprus would become the largest copper producer in the U.S. and the largest non-government-owned copper producer in the world, producing 2 billion pounds annually versus Phelps
                Dodge's 1.7 billion pounds.

             o  Asarco Cyprus would have a cash cost of
                production of 50 cents per pound of copper, lower than Phelps Dodge.

             o Asarco Cyprus would have a break even price below 65 cents per pound, lower than Phelps Dodge.

             o Asarco Cyprus would have larger ore reserves than Phelps Dodge.

             o Asarco Cyprus would have market capitalization approaching that of Phelps Dodge. Together with the other advantages of Asarco Cyprus described above, the combined entity would have a real prospect of becoming the premier publicly-traded copper investment opportunity.

                       THE PHELPS DODGE ATTEMPTED TAKEOVER

           36. On August 10, 1999, more than three weeks after Asarco and Cyprus had finalized their merger-of-equals transaction agreement, Phelps Dodge Chief Executive Officer Douglas C. Yearley contacted Asarco Chief Executive Officer Francis R. McAllister and Cyprus Chief Executive Officer Milton H. Ward to propose a meeting to discuss a three-way combination of Asarco, Cyprus, and Phelps Dodge. Mr. McAllister and Mr. Ward declined to participate in the meeting, specifically informing Mr. Yearley that the merger agreement between Asarco and Cyprus prohibited them from discussing business combinations with third parties.

           37. Notwithstanding Mr. McAllister's and Mr. Ward's rejection of his initial overture and his knowledge of their contractual obligations, Mr. Yearley once again proposed a three-way merger, which was subject to a number of contingencies, in an August 11, 1999, letter to the two executives. Pursuant to Phelps Dodge's unsolicited proposal, Asarco and Cyprus shareholders would receive 0.3576 of a Phelps Dodge common share for each Asarco common share and 0.2874 of a Phelps Dodge common share for each Cyprus common share. The letter stated that Phelps Dodge was "firmly committed to moving forward quickly to consummate" the proposed transaction.

           38. On August 12, 1999, Mr. McAllister and Mr. Ward declined to discuss with Mr. Yearley the proposed three-way merger, again noting their obligations under the merger agreement. Nevertheless, that same day, Phelps Dodge made the same proposal directly to the Asarco and Cyprus boards of directors. In its cover letters to the two boards, Phelps Dodge reiterated that it was "resolute in [its] determination to complete this transaction with both companies."

           39. On August 19, 1999, the Asarco and Cyprus boards of directors each met to consider the Phelps Dodge proposal. At these meetings, both boards unanimously determined that pursuing the Asarco-Cyprus merger was in the best interests of their stockholders and reconfirmed their recommendations of the two-way merger between Asarco and Cyprus and rejected the Phelps Dodge proposal.

           40. On August 20, 1999, Phelps Dodge was notified of these decisions. That same day Phelps Dodge mailed a revised proposal to the Asarco and Cyprus boards of directors. Pursuant to the revised proposal, Asarco and Cyprus shareholders would receive 0.4098 of a Phelps Dodge common share for each Asarco common share and 0.3135 of a Phelps Dodge common share for each Cyprus common share.

           41.  On August 25, 1999, Asarco and Cyprus informed Phelps
 Dodge by letter of their continued belief that the two-way merger upon which they had already agreed provided greater value to their shareholders and posed fewer regulatory issues than Phelps Dodge's proposed three-way merger.

           42. Phelps Dodge's response, on August 27, 1999, was to file registration materials with the Securities and Exchange Commission supporting a hostile exchange offer directly to the shareholders of outstanding Asarco and Cyprus common stock. On the same date, Phelps Dodge simultaneously commenced substantially identical civil litigation in New Jersey and Delaware against Asarco and Cyprus seeking, among other things, to prevent the Asarco and Cyprus shareholders from voting on the Asarco-Cyprus merger on September 30, 1999.

           43. On information and belief, Phelps Dodge had intended and planned for a hostile takeover campaign, including such litigation and registration materials, before receiving the response of the Asarco and Cyprus boards to its August 12, 1999, proposal.

           44.  On August 27, 1999, Phelps Dodge threatened that, if
 Asarco and Cyprus completed their two-way merger, Phelps Dodge would withdraw its proposal and the two companies would "proceed alone." Phelps Dodge's threat to withdraw its offer if the Asarco-Cyprus merger occurs lacks any legitimate economic or legitimate business purpose. Because the combined Asarco Cyprus entity would be more valuable than the sum of its two constituent companies separately, the merged companies should be at least equally attractive as a merger partner. Phelps Dodge's apparent intent is to prevent Asarco and Cyprus from realizing the substantial increase in value to their companies upon the consummation of the Asarco Cyprus merger and to prevent Asarco Cyprus from becoming a potent competitor to Phelps Dodge.

           45. On September 3, 1999, Phelps Dodge filed with the Securities and Exchange Commission prospectuses that announced the terms of its hostile attempt to acquire control of Asarco and Cyprus through an exchange of Phelps Dodge stock for that of Asarco and Cyprus. Phelps Dodge also described the hostile exchange offer in advertisements in the financial press on September 3, 1999. The offer as announced states that it will expire on October 1, 1999, unless extended by Phelps Dodge in its sole discretion. By the time the October 1, 1999 date arrives, however, Phelps Dodge's offer will remain subject to significant contingencies:

           o The Phelps Dodge announcements state that "Our offer is conditioned upon the waiting period (and any extension thereof) applicable to the offer under the HSR [Hart-Scott-Rodino] Act having expired or been terminated." Because Phelps Dodge waited until September 10, 1999, to seek government approval, the 30-day HSR waiting period will not have expired by October 1, 1999, and thus there will in all likelihood be no indication as to whether the proposed transaction will be the subject of a request for further information (a "second request") pursuant to the HSR Act, 15 U.S.C. section 18a. If the government makes such a request, this will prevent consummation of the proposed transaction for, at the very least, a matter of months.

           o    The offer is subject to the approval of
                Phelps Dodge shareholders, whose vote on the matter is not scheduled until October 13, 1999.

           46. The October 1, 1999 expiration date, and Phelps Dodge's reservation of the unilateral right to continue its offer, given the significant contingencies to which the Phelps Dodge offer will still be subject as of October 1, means as a practical matter that Phelps Dodge will retain unilateral control to proceed with its attempted acquisition of Asarco and Cyprus.

           47. In addition to Phelps Dodge's misleading statements as to its objectives regarding defeat of the merger of Asarco and Cyprus, the exchange offer materials prepared by Phelps Dodge in connection with its exchange offer, statements made in connection with the lawsuits pending against Asarco and Cyprus executives, and other public statements by Phelps Dodge contain numerous inaccuracies, the purpose and effect of which is to mislead the shareholders of Asarco and Cyprus concerning the relative merits of Phelps Dodge's offer and the pending Asarco-Cyprus merger. The apparent purpose of the Phelps Dodge misstatements is to turn many shareholders, particularly of Cyprus, against the pending Asarco-Cyprus merger. Phelps Dodge's misleading and inaccurate statements include the following:

           o inaccurate statements concerning the value of the Asarco-Cyprus merger;

           o inaccurate statements concerning the timing and its ability to complete a three-way transaction;

           o    inaccurate statements concerning the
                attributes of a three-way transaction;

           o inaccurate statements alleging mismanagement of the assets of Asarco and Cyprus by their respective management teams;

           o misleading description of the Asarco-Cyprus merger as a "no premium" transaction;

           o mischaracterization of the communications from and position of the Asarco and Cyprus boards concerning the Phelps Dodge offer;

           o false accusations that the members of the Asarco and Cyprus boards were not using their best business judgment in continuing to recommend approval of the pending Asarco-Cyprus merger by the shareholders of the two companies, but were instead motivated by greed and self-interest.

           48. As a result of the unfair and improper means by which Phelps Dodge has interfered with the consummation of the Asarco-Cyprus merger, Asarco is imminently threatened with harm in the form of loss of substantial financial benefits if the Asarco-Cyprus merger is not consummated.

                  Anti-Competitive Effects of Three-Way Merger

           49. The three-way combination that would result if Phelps Dodge were successful in its takeover bids of Asarco and Cyprus would have serious potential anti-competitive effects on the copper industry. As The
 Economist succinctly put it in an August 28, 1999 article, if Phelps Dodge succeeds, it will "dominate the American market -- and, with Chile's
 Codelco and Australia's BHP, the world market as well."

           50. Moreover, a September 3, 1999, article in American Metal Market reported a similar industry reaction, quoting one trader who predicted that the proposed combination "would give the resulting company immense control over global pricing."

                                    COUNT ONE

  (Reduction of Competition in the Business of Mining, Smelting, and Refining
                                     Copper)


           51. Asarco repeats and realleges the allegations of paragraphs 1 through 50 inclusive of this Complaint, as if fully set forth herein.

           52. The effect of the proposed acquisition of Asarco and Cyprus shares by Phelps Dodge will be to substantially lessen competition in the business of mining, smelting, and refining copper.

           53. If Phelps Dodge acquires Asarco and Cyprus, Asarco estimates that the combined company will have 80.3% of U.S. mining capacity, 58.4% of U.S. smelting capacity, 69.2% of U.S. refining capacity, and 97.1% of capacity to produce copper using the SX/EW method of production.(1) In prior litigated cases under Section 7 of the Clayton Act in which the court considered proposed mergers of copper companies, the court viewed the relevant geographic market as the United States and held that proposed mergers resulting in much smaller shares of U.S. capacity were unlawful. See United States v. Amax, Inc., 402 F. Supp. 956 (D. Conn.
 1975) (granting permanent injunction); American Smelting and Refining Co.
 v. Pennzoil United, Inc., 295 F. Supp. 149 (D. Del. 1969) (granting preliminary injunction).

 -----------------
 (1) These percentages are based on projected capacity in the year 2000. In calculating the capacity of the merged firm, Asarco included the capacities of partnerships, and excluded U.S. properties owned by The Broken Hill Proprietary Company Limited and its affiliated companies ("BHP"). BHP recently announced that it is shutting down all its U.S. copper operations, after extensive efforts to sell the properties. There is no current prospect that the BHP properties will ever go back into production.

           54. Asarco is not aware of any litigated case involving a proposed merger of copper companies that considers a relevant geographic market broader than the United States. Even if the relevant geographic market is broader than the United States, however, the proposed transaction raises serious antitrust issues.

           55. The three combined companies will have 48.9% of North American mining capacity, 34.7% of North American smelting capacity, and 44.4% of North American refining capacity. These percentages indicate a significant antitrust problem.

           56. Phelps Dodge is likely to argue that the relevant geographic market for evaluating the proposed transaction is worldwide. Even assuming, for the sake of argument, that the relevant geographic market may
 be broader than the United States or North America   indeed, even if it
 were worldwide in scope   the proposed merger still would raise very
 serious issues under Section 7, for at least two reasons.

           57. First, if Phelps Dodge were to acquire Asarco and Cyprus, it would become the largest copper producer in the world. Four companies -- Phelps Dodge, Codelco, Rio Tinto, and BHP -- would account for 46.2% of world copper mining capacity and 54.3% of western world mining capacity.
 As the leading copper producer in the world, Phelps Dodge would have the power to move world copper prices by, for example, announcing that it is shutting down one or more major copper mines. Phelps Dodge might combine such an announcement with a statement that it is placing the mines on standby, and plans to reopen them promptly if copper prices reach a sufficiently high level. The threat of additional production by Phelps Dodge would be a deterrent to other companies considering whether to make the massive investments necessary to develop significant new copper mines. Such a course of action would be consistent with prior statements by Phelps Dodge that it is necessary to cut production of copper.

           58. The likelihood that Phelps Dodge could increase copper prices by cutting production is increased by the past behavior of Codelco and other large copper companies. Those companies in the past have engaged in coordinated efforts to limit production and increase prices, including the creation of an OPEC-like organization known as "CIPEC," headquartered in Paris. Although CIPEC subsequently disbanded, the creation of such an organization indicates that Codelco and other former members of CIPEC might well have a predisposition to engage in coordinated interaction that harms consumers.

           59. Second, a merger of Phelps Dodge, Asarco, and Cyprus is likely to increase the premiums that U.S. customers must pay for refined copper, particularly during periods when copper is in short supply. Copper cathode is typically sold to customers in the United States at a premium over the COMEX price for refined copper. The premium reflects transportation costs, financing costs, and market forces. If Phelps Dodge were to acquire Asarco and Cyprus, it might well be able to demand a higher premium from U.S. customers for copper produced in the United States. Particularly during periods of short supply, when suppliers outside the U.S. have committed their production to existing customers, U.S. customers would be compelled to pay the higher premiums for an extended period of time.

           60. Phelps Dodge would be in a position to enhance its power to raise premiums to U.S. customers by refusing to engage in swaps of copper with producers outside the United States. Swaps are currently used to save the cost of physically transporting copper. Asarco regularly engages in such swaps, generally through traders. If Phelps Dodge were to acquire Asarco and Cyprus, it could refuse to engage in swaps in order to maximize its advantage as the dominant producer of copper in the United States. The result would be that customers who wished to find an alternative source of supply would be required to incur the full costs of transporting copper from an alternative source to the customer.

           61. If Phelps Dodge succeeds in breaking up the merger of Asarco and Cyprus, it will prevent the formation of a new, efficient, and low-cost competitor to Phelps Dodge in the production of copper cathode. If Phelps Dodge succeeds in acquiring Asarco and Cyprus, two existing competitors will be removed from the market.

           62. Barriers to entering the business of copper mining, smelting, or refining in the U.S. are extremely high. The high entry barriers arise due to the cost of locating and purchasing mineral rights to copper deposits, and the difficulty in obtaining the environmental and other permits necessary to open a copper mine. Entry into smelting and refining is also extremely difficult because an extensive outlay of capital is required, and because entry costs have increased due to stricter environmental controls over refineries and smelters.

                                    COUNT TWO

       (Reduction of Competition in the Business of Producing Copper Rod)

           63. Asarco repeats and realleges the allegations of paragraphs 1 through 62 inclusive of this Complaint, as if fully set forth herein.

           64. The effect of the proposed acquisition of Asarco and Cyprus shares by Phelps Dodge will be to substantially lessen competition in the business of producing copper rod.

           65. Asarco, Cyprus, and Phelps Dodge each produce copper rod at rod mills in the United States. Copper rod is the feedstock used to produce copper wire and cable, which is one of the principal uses of refined copper.

           66. Asarco operates a copper rod mill located in Amarillo, Texas, with a capacity of 254,000 tons per year. Cyprus operates two copper rod mills, one in Miami, Arizona, and a second near Chicago, Illinois, with an estimated total capacity of 342,000 tons per year.
 Asarco and Cyprus do not consume any of the rod they produce and do not compete with their customers; all their copper rod capacity is available to copper wire producers.

           67. Phelps Dodge operates two copper rod mills, one in El Paso, Texas and one in Norwich, Connecticut, with an estimated total capacity of 720,000 tons per year. Phelps Dodge is a major producer of copper wire. Asarco estimates that Phelps Dodge uses approximately 285,000 tons of its copper rod capacity internally to produce copper wire, leaving approximately 435,000 tons per year available for sale to other wire producers. If Phelps Dodge, Asarco, and Cyprus were to merge, the merged company would control a total of five copper rod mills in the United States, with a combined total capacity of 1,316,000 tons per year.

           68. Copper wire manufacturers fall into three groups: one group purchases its requirements of copper rod from producers such as Asarco, Cyprus, and Phelps Dodge. A second group operates its own copper rod mills and produces sufficient copper rod to supply their copper wire operations. A third group produces some of its own copper rod, and purchases the remainder of its requirements from suppliers such as Asarco, Cyprus, and Phelps Dodge.

           69. Apart from Asarco, Cyprus, and Phelps Dodge, there are only two companies in the United States that currently supply significant quantities of copper rod to wire producers. One of those companies, Southwire, is a large wire producer, and thus a competitor of the customers it supplies with wire rod. Asarco estimates that Southwire is capable of producing approximately 200,000 tons per year in excess of the amount needed to supply its own wire operations. Asarco estimates that Amrod, the only other company in the United States that produces copper rod for sale to third parties, is capable of producing about 88,000 tons of copper rod per year. Thus, the total copper rod available for sale to copper wire manufacturers, excluding amounts produced by copper wire manufacturers for internal consumption, is 1,326,000 tons per year.

           70. Another producer, BHP, has announced plans to close an additional rod mill located in San Manuel, Arizona. BHP has no plans to re-open the mill. BHP made extensive efforts to sell the mill, along with its other copper mining and refining properties in the United States, before deciding to shut the properties down and write off its entire investment in the properties.

           71. A combination of Phelps Dodge, Asarco, and Cyprus would have 56.1% of total U.S. copper rod capacity, excluding the BHP mill. If "captive" copper rod capacity is excluded from the market, a three-way merger would give Phelps Dodge control of 77.8% of U.S. copper rod capacity. The remaining two producers would have, respectively, 15.6% of capacity and 6.6% of capacity.

           72. Copper rod oxidizes when exposed to air, and is relatively fragile compared to other refined copper products. If the surface of the copper rod is damaged in shipment or becomes oxidized from exposure to air, it is not suitable for making copper wire. Because of these limitations, copper rod generally is not transported long distances by ship. Indeed, to Asarco's knowledge, there are no appreciable imports of copper rod into the United States except from Canada and Mexico. Thus, the relevant geographic market is likely to be no broader than Canada, Mexico, and the United States, the area covered by NAFTA.

           73. If the relevant geographic market is the NAFTA area, the Phelps Dodge proposal raises a serious antitrust issue. In Canada, only two companies produce copper rod, and only one company, Alcatel, produces copper rod in excess of its own requirements. Alcatel is estimated to have the capacity to produce 70,000 tons of copper rod per year in excess of its own requirements.

           74. Assuming the relevant geographic market includes the NAFTA countries, a combination of Phelps Dodge, Asarco and Cyprus would control an estimated 44.4% of copper rod capacity, and 66.6% of the total capacity available for sale to copper wire producers.

           75. The competitive problem is made more serious by the fact that Phelps Dodge is itself a major producer of copper wire, and thus copper wire producers would be required to buy the essential input for their operations from a competitor.

           76. If Phelps Dodge succeeds in breaking up the merger of Asarco and Cyprus, it will prevent the formation of a new, efficient, and low-cost competitor to Phelps Dodge in the production of copper rod. If Phelps Dodge succeeds in acquiring Asarco and Cyprus, two existing competitors will be removed from the market.

                                  COUNT THREE

           (Reduction of Competition in the Production of Copper Wire)

           77. Asarco repeats and realleges the allegations of paragraphs 1 through 76 inclusive of this Complaint, as if fully set forth herein.

           78. The effect of the proposed acquisition of Asarco and Cyprus shares by Phelps Dodge will be to substantially lessen competition in the business of producing copper wire.

           79. Phelps Dodge, unlike Asarco and Cyprus, not only produces copper cathode and copper rod, but is also integrated forward into the production of copper wire. Phelps Dodge reports that it manufactures the world's broadest line of magnet wire, the insulated conductor used in automobile electrical systems, industrial motors and home appliances. Phelps Dodge also reports that it manufactures more magnet wire under ISO quality certification than any producer in the world.

           80. If Phelps Dodge acquires Asarco and Cyprus, it will obtain a very large share of the capacity to produce copper rod for sale to its competitors in the production of copper wire, and it will deprive competing wire manufacturers of access to the rod mills currently owned by Asarco and Cyprus, two companies that do not compete with wire manufacturers. Indeed, after the acquisition, a scant 6.6% of U.S. copper rod capacity will be in the hands of producers that do not also manufacture copper wire. Phelps Dodge will then be in a position to prevent competing wire manufacturers from gaining access to the essential input for their operations, or to inhibit their ability to compete in the sale of copper wire by charging an artificially high price for copper rod, while supplying copper rod at a lower cost to its own wire operations.

                                   COUNT FOUR

         (Tortious Interference with Prospective Contractual Relations)

           81. Asarco repeats and realleges the allegations of paragraphs 1 through 50 inclusive of this Complaint, as if fully set forth herein.

           82. Phelps Dodge's unfair and improper conduct has interfered and continues to interfere with the business relationship between Asarco and Cyprus to the detriment and damage of Asarco, and it threatens irreparable harm to the reputation, trade and business of Asarco, including possible loss of the significant financial benefits expected to flow from the Asarco-Cyprus merger.

           83. Asarco has no adequate remedy at law to prevent continued interference by Phelps Dodge with Asarco's business relations, and restraint by injunction is necessary to afford Asarco adequate relief.

                                   COUNT FIVE

                              (Unfair Competition)

           84. Asarco repeats and realleges the allegations of paragraphs 1 through 50 inclusive of this Complaint, as if fully set forth herein.

           85. By the acts and conduct complained of herein, Phelps Dodge has acted and continues to act unfairly and in bad faith.

           86. Phelps Dodge's unfair conduct has caused, and unless enjoined by this Court will continue to cause, irreparable harm to the reputation, trade and business of Asarco, including possible loss of the significant financial benefits expected to flow from the Asarco-Cyprus merger.

           87. Asarco has no adequate remedy at law to protect itself from Phelps Dodge's unfair competitive practices, and restraint by injunction is necessary to afford Asarco adequate relief.

                                PRAYER FOR RELIEF

           WHEREFORE, plaintiff respectfully prays for judgment:

           1. Declaring that the proposed acquisition of Asarco and Cyprus stock by Phelps Dodge violates Section 7 of the Clayton Act;

           2. Enjoining during the pendency of this action Phelps Dodge, its officers, directors, employees and agents, and all other persons acting on their behalf or in concert with them, from acquiring or attempting to acquire in any manner any common stock of Asarco or Cyprus;

           3. Permanently enjoining Phelps Dodge, its officers, directors, employees and agents, and all other persons acting on their behalf or in concert with them, from taking any actions to prevent, delay, or otherwise impede the merger between Asarco and Cyprus;

           4. Granting plaintiff Asarco monetary damages for Phelps Dodge's tortious interference with the prospective merger between Asarco and Cyprus;

           5. Compensating plaintiff Asarco for attorneys' fees, costs and disbursements incurred in this action; and

           6. Granting plaintiff Asarco such other and further relief as this Court may deem just and proper.



                               By:  ____________________________
                               Peter J. Nickles
                               Robert A. Long, Jr.
                               Alan A. Pemberton
                               Salvatore G. Rotella, Jr.
                               COVINGTON & BURLING
                               1201 Pennsylvania Avenue, N.W.
                               P.O. Box 7566
                               Washington, DC  20044
                               (202) 662-6000

                               Jack P. Levin (JL-7625)
                               HOWARD, SMITH & LEVIN LLP
                               1330 Avenue of the Americas
                               New York, NY  10019
                               (212) 841-1000

 September ___, 1999           Attorneys for Plaintiff